Exhibit 16.1

April 22, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements under item 4.01 in the Form 8-K dated April 22, 2021 of Alpha Investment Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas